EXHIBIT 10.1
AMENDMENT TO
STOCK OPTION AGREEMENT
UNDER THE ANADARKO PETROLEUM CORPORATION
1999 STOCK INCENTIVE PLAN
     THIS AMENDMENT TO THE STOCK OPTION AGREEMENT, made as of January 23, 2007 by and between Anadarko Petroleum Corporation (the “Company") and [Name] (the “Participant"), evidences the agreement to amend the Stock Option Agreement (the “Option") granted as of January 10, 2007 (the “Date of Grant") in accordance with the provisions of Section 7(b) of the Anadarko Petroleum Corporation 1999 Stock Incentive Plan (the “Plan") and Section 11 of the Option.
     The Company and the Participant agree as follows:
     1. Modification of Exercise Price. The Exercise Price of the Option will be raised from $40.51, which per share price equals the Fair Market Value (as defined in the Plan) of a share of Company common stock on the Date of Grant, to $48.90.
     2. No Other Changes. The parties agree that the Option is amended with respect to the increase in the Exercise Price alone and that all other terms and conditions remain as agreed to on the Date of Grant.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

ANADARKO PETROLEUM CORPORATION
By:
Preston Johnson, Jr.
Vice President, Human Resources

PARTICIPANT

[Name]